Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Announces Semi-Annual Dividend

LAKELAND, Fla., Oct. 1, 2013 - Publix Super Markets, Inc. announced its board of directors declared a semi-annual cash dividend of 35 cents per share on its common stock.

The dividend will be payable Dec. 2, 2013, either through direct deposit or mailed as a check, to stockholders of record as of the close of business Oct. 31, 2013.

Publix is privately owned and operated by its 160,500 employees, with 2012 sales of $27.5 billion. Currently Publix has 1,073 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 16 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s website, www.publix.com. ###